As filed with the Securities and Exchange Commission on April 6, 2021

Registration No. 333-225000
Registration No. 333-225819
Registration No. 333-229154
Registration No. 333-230377
Registration No. 333-232689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225000

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225819

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-229154

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-230377

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232689

UNDER

THE SECURITIES ACT OF 1933

SMTC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

98-0197680

(I.R.S. Employer Identification Number)

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Smith

President and Chief Executive Officer

SMTC Corporation

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Christopher Hall

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209

(503) 727-2000

Approximate date of commencement of proposed sale to the public:  Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of SMTC Corporation, a Delaware corporation (“SMTC”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-225000), filed with the SEC on May 16, 2018, as amended by Post-Effective Amendment No. 1, filed with the SEC on June 29, 2018;

•	Registration Statement on Form S-3 (No. 333-225819), filed with the SEC on June 22, 2018;

•	Registration Statement on Form S-3 (No. 333-229154), filed with the SEC on January 7, 2019;

•	Registration Statement on Form S-3 (No. 333-230377), filed with the SEC on March 18, 2019; and

•	Registration Statement on Form S-1 (No. 333-232689), filed with the SEC on July 17, 2019.

On April 5, 2021, EMS Silver Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of EMS Silver Inc., a Delaware corporation (“Parent”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 3, 2021 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, SMTC has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in Part II, Item 9 in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements to deregister and remove from registration all of the securities registered under the Registration Statements which remained unissued under the Registration Statements as of the effective time of the Merger. The Registration Statements are hereby amended, as applicable, to reflect the deregistration of all such securities registered on the above-referenced Registration Statements that have not been sold or offered or otherwise remain unissued.  After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 6, 2021.

SMTC CORPORATION By: /s/ Edward Smith Name:Edward Smith Title:President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.